Exhibit (d)(3)

INCORPORATED UNDER THE LAWS OF THE

STATE OF MARYLAND

CUSIP: 18469P 3#5
Number	Shares
*[ ]*	*[ ]*

ClearBridge Energy MLP Opportunity Fund Inc. (the “Corporation”)

Authorized capital:

[    ] shares of Common Stock, $0.001 par value per share,

150 shares of Series A Mandatory Redeemable Preferred Stock, $0.001 par value per share with a liquidation preference of $100,000 per share, 125 shares of Series B Mandatory Redeemable Preferred Stock, $0.001 par value per share with a liquidation preference of $100,000 per share and 425 shares of Series C Mandatory Redeemable Preferred Stock, $0.001 par value per share with a liquidation preference of $100,000 per share

This Certifies that [NAME] is the registered holder of                                  [                    ] fully paid and non-assessable Shares of Series B Mandatory Redeemable Preferred Stock, $0.001 par value per share, transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

SEE REVERSE SIDE

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this 26 day of March A.D. 2015.

George P. Hoyt, Assistant Secretary		Jeanne M. Kelly, Senior Vice Pesident
(SEAL)

Certificate *[ ]*
FOR *[ ]* SHARES
of ClearBridge Energy MLP Opportunity Fund Inc. Series B Mandatory Redeemable Preferred Stock, $0.001 par value per share ISSUED TO

[ ]

DATED March 26, 2015

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO (i) OFFER, SELL, OR OTHERWISE TRANSFER SUCH SECURITY ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW, AND (ii) BE SUBJECT TO THE TERMS AND PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT DATED AS OF March 26, 2015 IN RESPECT OF THE RIGHTS AND OBLIGATIONS OF PURCHASERS AND HOLDERS OF THE SECURITIES THEREUNDER.

THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS, AND ANY PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS AUTHORIZED TO BE ISSUED, THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN SHARES OF ANY SERIES OF ANY AUTHORIZED PREFERRED OR SPECIAL CLASS TO THE EXTENT THEY HAVE BEEN SET, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO CLASSIFY UNISSUED SHARES AND TO SET THE RELATIVE RIGHTS AND PREFERENCES THEREOF AND OF ANY SUBSEQUENT SERIES OF SUCH PREFERRED OR SPECIAL CLASSES. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE CORPORATION.